Exhibit 10.18.2
                                 FORM OF
                    COMPOSITE OF AGREEMENT FOR SEABROOK
                     PROJECT DISBURSING AGENT THROUGH
                  SECOND AMENDMENT TO RESTATED AGREEMENT


     This Agreement for Seabrook Project Disbursing Agent, dated as of May 23, 1984 ("Disbursing Agent Agreement" or "Agreement"), as heretofore amended and herein restated to include all nine amendments, by and among Public Service Company of New Hampshire, The United Illuminating Company, Canal Electric Company (successor in interest to New Bedford and Edison Light Company), The Connecticut Light and Power Company, EUA Power Corporation, Massachusetts Municipal Wholesale Electric Company, Montaup Electric Company, New England Power Company, New Hampshire Electric Cooperative, Inc., Taunton Municipal Lighting Plant, Hudson Light & Power Department and Vermont Electric Generation and Transmission Cooperative, Inc. (collectively, the "Participants") and North Atlantic Energy Service Corporation ("NAESCO" or "Disbursing Agent").

                             WITNESSETH THAT:

     This Agreement is made pursuant to the provisions of Paragraph 35 of the John Ownership Agreement to establish the powers, duties, responsibilities, terms of employment and compensation of, and other matters respecting, the Disbursing Agent appointed to receive, hold and disburse payments due from Participants in the Seabrook Project.

     1. Appointment of NAESCO as Disbursing Agent under the Joint Ownership Agreement.

     1.1 Appointment. The Participants hereby appoint NAESCO to act as their Disbursing Agent under the terms of the Joint Ownership Agreement as now in effect and as it may from time to time be amended or modified in the future, and NAESCO hereby accepts this appointment. The scope of the agency is as set forth in this Agreement.

     1.2 Powers, etc. NAESCO's powers, duties, and responsibilities under this Agreement shall be limited to activities reasonably incident to collection and disbursal of Participants' payments for their respective shares of costs of the Seabrook Project, as is more fully set out below in Paragraph 1.5 and Paragraph 2.

     1.3 Agency. For purposes of this Agreement, the Participants agree that NAESCO shall act as agent for each of the Participants individually (and not jointly or jointly and severally). With respect to certain other agreements, the following provisions shall apply:

     (1) In the event of any conflict between the provisions of this Agreement and the Managing Agent Operating Agreement, the provisions of this Agreement shall prevail.

     (2) The parties to this Agreement on April 27, 1984, entered into an agreement entitled "Interim Agreement to Preserve and Protect the Assets of and Investment in the New Hampshire Nuclear Units" ("Interim Agreement"). This Agreement does not supersede the Interim Agreement, and any bills or invoices paid pursuant to that agreement shall not be paid or deemed paid pursuant to this Agreement.

     (3) In the event of any conflict between the provisions of this Agreement and the provisions of the Joint Ownership Agreement, the provisions of the Joint Ownership Agreement shall prevail.

     1.4 Escrowed Funds. Notwithstanding anything the contrary contained elsewhere in this Agreement, all monies paid to NAESCO under this Agreement, including without limitation, vendor credits received under Paragraph 2.6 and gains from investment or interest under Paragraph 2.3 shall not be the property of the Participants but shall be held at all times in escrow by NAESCO in the accounts established under Paragraph 2.3 hereof to be disbursed by NAESCO pursuant to the provisions hereof. Upon termination of this Agreement, the Executive Committee will determine whether the moneys held by the Disbursing Agent exceed future Project Costs and any necessary reserves and, if so, will issue instructions to the Disbursing Agent for the distribution of such surplus consistent with the intent and purpose of this Agreement.

     1.5 Disbursements. Except as otherwise specifically set out herein, NAESCO shall disburse monies received from and credited to each Participant only to pay that Participant's pro rata share, as defined in Paragraph 5.1 below, of Project Costs as defined in Paragraph 1.6. Monies received by NAESCO from, or credited to, PSNH pursuant to Paragraphs 23.10 or 23.11 of the Joint Ownership Agreement may be applied only to pay MMWEC's pro rata share of Project Costs as defined in the Joint Ownership Agreement.

     1.6 Definitions. As used in this Agreement, the following terms shall have the following meanings:

     Costs of Completion means and includes all Project Costs that are subject to contractual commitment to be paid by or incurred by the Participants to complete construction of Unit 1 of the Seabrook Project, including, without limitation, costs resulting from suspension and restarting after suspension (if any) of the construction of Unit 1.
Without limiting the generality of the foregoing, Costs of Completion shall include the cost of the initial nuclear fuel load for Unit 1 of the Seabrook Project.

     Project Costs means and includes those costs described in Paragraph 1.5 above and in Paragraphs 11 and 13 and the Operating Deposit described in 37.3(d)(i) of the Joint Ownership Agreement, including costs of the design, construction, operation, maintenance, renovation and termination or decommissioning (if any) of, and fuel for, Unit 1 of the Seabrook Project, and with respect to the preservation, protection and termination of Unit 2 of the Seabrook Project. Costs incurred for one or more Participants' individual accounts are not Project Costs but may be billed to such Participant or Participants by NAESCO directly.

     Project Manager means North Atlantic Energy Service Corporation unless and until a successor has received all necessary licenses and authorizations to replace North Atlantic Energy Service Corporation and has replaced North Atlantic Energy Service Corporation as Project Manager of the Seabrook Project.

     2.   Billings, Deposits, Investments and Payments.

     2.1 The Execution Committee. The Executive Committee established pursuant to Paragraph 37 of the Joint Ownership Agreement (the "Executive Committee"), or its successor, shall oversee the functions of the Disbursing Agent. The Participants authorize the Executive Committee or any designee of such Executive Committee (i) to perform the functions assigned to it in this Agreement, and (ii) to provide direction to NAESCO in the fulfillment of NAESCO's responsibilities under this Agreement. NAESCO agrees that it will operate under the direction of the Executive Committee or its designee.

     2.2(a) Routine Monthly Billing. Not later than the 15th day of each month, or the first business day thereafter, the Disbursing Agent shall, subject to the provisions of Paragraph 37.3(f) of the Joint Ownership Agreement, bill ("routine monthly billing") each Participant for its pro rata Ownership Share of the estimated Project Costs for the subsequent month under the approved then current six-months' budget, as established pursuant to Paragraphs 37.3(a), 37.3(b), and 37.3(c) of the Joint Ownership Agreement. Each invoice shall be due and payable on the first business day of the next following month. Any amount not paid on such date shall bear interest from said date until the date of payment at the rate provided in the Joint Ownership Agreement. In the event that one or more Participants have not paid their routine monthly billing by the due date, the Disbursing Agent shall notify the Executive Committee of such fact and the details thereof and obtain specific direction from the Executive Committee. Succeeding routine monthly billings shall set forth a reconciliation for the previous month between the estimated Project Costs previously billed, including any interim payments billed pursuant to Paragraph 2.2(c) below, and the actual Project Costs incurred. Such billings also shall set forth a credit or debit to the then current routine monthly billed amount to reflect such reconciliation and interest due for late payment or other adjustments such as vendor credits and interest. The routine monthly billings shall show as debits or credits the amounts necessary to restore the Operating Deposit (as defined in Paragraph 37.3(d)(i) of the Joint Ownership Agreement) to the target amount set from time to time as provided in the Joint Ownership Agreement, and such amounts shall be funded by the Participants as provided in Paragraph 37.3(d)(i) and (d)(ii) of the Joint Ownership Agreement. The Disbursing Agent shall not include in a routine monthly billing for Project Costs a bill for funds for a major expenditure unless such expense is to be paid by the Disbursing Agent during the month for which the routine monthly billing is made. Unless otherwise directed by the Executive Committee or provided by the Joint Ownership Agreement, any net interest paid by any Participant with respect to its overdue payment for any month's bill shall be credited by the Disbursing Agent, pro rata determined by Ownership Share, to those Participants which made timely payment of their bills for each such month.

     2.2(b) Operating Deposit. After Commercial Operation of Unit No. 1, the Disbursing Agent shall bill each Participant for its pro rata share of the target amount of the Operating Deposit as provided in Paragraph 37.3(d)(i) and (ii) of the Joint Ownership Agreement. Such billing shall be included in the routine monthly billing made by the Disbursing Agent under Paragraph 2.2(a) above. The Operating Deposit shall be held by the Disbursing Agent with the routine monthly billing payments to provide sufficient working capital for the Project, in escrow as provided in Paragraphs 1.4 and 2.13 of this Agreement and in Paragraph 37.3(h) of the Joint Ownership Agreement, solely for the benefit of creditors of the Project, to be disbursed solely to pay each Participant's Ownership Share of Project Costs, and at no time shall any of such funds be the property of the Disbursing Agent.

     2.2(d) Interim Billing. Subject to the prior approval of the Executive Committee, the Disbursing Agent may, when and to the extent authorized by Paragraph 37.3(g) of the Joint Ownership Agreement, obtain an interim payment from each Participant by means of an interim billing to all Participants, for payment of unanticipated expenditures which, in the absence of such interim payment, would result in the reduction at the end of the month of the sum of (i) the balance of the Operating Deposit and
(ii) the amounts of funds then remaining from the routing monthly billings to the minimum required amount set forth in Paragraph 37.3(g) of the Joint Ownership Agreement, or less. To the extent that any interim billing would result in estimated Project Costs exceeding the then current six-months' budget, such interim billing shall require approval, in advance, as provided in Paragraph 37.3(c)(i) and (ii) of the Joint Ownership Agreement. Upon receipt of the aforesaid required approvals, the Disbursing Agent shall without delay bill each Participant for its pro rata Ownership Share of the interim billing which shall be the amount necessary to restore said minimum required balance. Each interim billing shall be due and payable ten business days after issuance by the Disbursing Agent and any amount not paid by such date shall bear interest from said due date until the date of payment at the rate provided in the Joint Ownership Agreement. Each interim billing shall be accompanied by a letter from the Project Manager or the Managing Agent confirming the amount required and the reason for the request.

     2.3(a) Deposit of Funds. The Disbursing Agent shall establish one or more bank accounts ("bank account(s)") at one or more banks or trust companies organized under the laws of the United States or one of the states with a combined capital and surplus of at least $10,000,000, which is subject to supervision or examination by federal or state authority and is not a creditor of any Participant. The Executive Committee shall have the right to approve the selection of, and direct the Disbursing Agent to change banks if the Executive Committee determines such to be in the best interests of the Project. The monies deposited and held in all bank accounts shall at all times be subject to the provisions of Paragraphs 1.4 and 2.13 of this Agreement and Paragraph 37.3(h) of the Joint Ownership Agreement, and each bank account shall be denominated to show that it is an escrow account.

     2.3(b) Investment of Monies. To the extent that monies held in bank accounts are not immediately required to pay Project Costs pursuant to Paragraph 2.5 of this Agreement, the Disbursing Agent shall to the maximum extent practicable invest such monies in one or more investment pool accounts ("investment pool accounts") which have been selected by the Disbursing Agent pursuant to investment guidelines developed and modified from time to time by the Disbursing Agent, all with the approval of the Executive Committee. Annually, a Participant shall inform the Disbursing Agent of the particular investment pool account it prefers. The monies deposited and held in all investment pool accounts and all earnings and gains thereon shall at all times be subject to the provisions of Paragraphs 1.4 and 2.13 of this Agreement and Paragraph 37.3(h) of the Joint Ownership Agreement, and each investment pool account shall be denominated to show that it is an escrow account. The Disbursing Agent shall maintain records which show the earnings and gains of each investment pool account and the credits from such earnings and gains which are attributable to each Participant. Such credits shall be entered into the escrow account maintained by the Disbursing Agent in the name of such Participant. Each Participant shall directly pay such taxes on such gains and earnings on investment pool accounts as may be attributable to it.

     2.3(c) Executive Committee Satisfaction. The procedures for selecting, establishing, maintaining and changing bank accounts and investment pool accounts, and the receipt, holding, investment and disbursement of all monies and credits, shall at all times be satisfactory to the Executive Committee.

     2.4 Daily Payment Certificates. On a daily basis, the Project Manager shall present a certificate to NAESCO signed by an officer or authorized agent of the Project Manager, certifying:

          (i) the total amount of payments to be made for bills, invoices and requests for payment covering Project Costs; and\

          (ii) that such expenditures have been authorized as provided in Paragraph 37 of the Joint Ownership Agreement. Such certificate, when accompanied by an invoice approved by the Project Manager, an audited voucher and a check (if required by NAESCO) for each payment being made, shall be presented to NAESCO for NAESCO's review and payment.

     2.5 Project Costs Payments. NAESCO shall withdraw and disburse monies from the appropriate bank accounts to pay each Participant's pro rata share of Project Costs, but NAESCO shall pay only those Project bills that have been duly certified as provided in Paragraph 2.4 above. Before making payment, NAESCO shall review all Project bills submitted for payment to ensure compliance with these requirements. After following these procedures, NAESCO shall pay such approved Project bills, in whole or in part, directly to the vendors, as provided in Paragraph 1.5 of this Agreement. In the event of, and as a condition to, a partial payment, NAESCO shall obtain from the payee a release or waiver, in a form approved by the Executive Committee, of liability, of each Participant that has contributed its pro rata share of such payment (including a waiver of liens on Seabrook Project real or personal property), unless the Executive Committee otherwise directs in each specific case.

     2.6 Vendor Credits. The Project Manager will deliver to NAESCO, without delay, any and all monies derived from vendor credits, chargebacks and other reimbursements ("vendor credits") that it receives on the Seabrook Project. The Project Manager will notify all vendors to deliver all such vendor credits on the Seabrook Project to, and to make such vendor credits payable to, NAESCO as Disbursing Agent for the Participants.
Checks or other instruments representing such vendor credits, if payable to the Project Manager, shall be properly endorsed by the Project Manager or its agent to be payable to the order of NAESCO as Disbursing Agent. Upon receipt of such vendor credits, NAESCO shall promptly deposit the same into the appropriate bank account and credit each Participant, pro rata according to its respective Ownership Share at the time the expense was billed to the Participants, except that if any Participant did not pay its pro rata share of such expense, such Participant shall not be entitled to such credit. NAESCO shall disburse all such vendor credits solely to pay Project Costs. If any Participant has a surplus of such vendor credits over its pro rata share of disbursements for Project Costs, NAESCO shall retain such surplus and shall disburse it, in accordance with Paragraph 2.5 above, to pay such Participant's pro rata share of Project Costs in subsequent months.

     2.7 MMWEC Credits. Notwithstanding any other provision of this Agreement to the contrary, credits, refunds, recoveries, and damages (collectively "Credits") to which MMWEC would be entitled but which arise on account of payments made by NAESCO from funds provided by other Participants on or after July 28, 1988 (including payments made from funds deposited with NAESCO before July 28, 1988) of MMWEC's pro rata share of Seabrook Project Requirement Estimates, shall be applied by NAESCO to MMWEC's Supplementary Advance Payment Account in accordance with NAESCO's prior practice; provided, that if any Credit is in the amount of Twenty-Five Thousand Dollars ($25,000.00) or more, such Credit shall not be so applied by NAESCO, but NAESCO shall deposit the Credit into the main account of the Participant which made the payment to which the Credit relates; except that any such Credits related to MMWEC Supplementary Advance Payments made under Paragraph 23.10 or 23.11 of the Joint Ownership Agreement, which Credit is received while PSNH is obligated to make such payments, shall be deposited into the MMWEC Supplementary Advance Payment Account.

     2.8 Executive Committee Instructions. NAESCO shall report to the Executive Committee or its designee (1) for overall direction in carrying out its function, (2) for specific approval of or direction with respect to payment of specific Project bills, if NAESCO believes that there is a question as to whether such Project bills have been duly certified or have been duly authorized under Paragraph 37 of the Joint Ownership Agreement and (3) for specific approval for payment of bills related to any program adopted to reconcile past unpaid bills. NAESCO shall also provide a monthly report to the Participants itemizing, in appropriate form and detail, and in any event in such form and detail as the Executive Committee may direct, all Seabrook Project disbursements, credits, expenses, investment and interest income and monies received from Participants.

     2.9 Records. NAESCO shall maintain separate records of each Participant's payments, credits applied on its behalf and disbursements applied against its payments and credits. Each Participant shall have the unrestricted right to all financial records relating to the Seabrook Project within the control of the Disbursing Agent, and its affiliates, wherever located, except for information which is a) protected by law,
b) restricted by contract with third parties, or c) deemed commercially sensitive by an affiliate or affiliates of the Disbursing Agent. If requested financial records are restricted by contract with third parties, the Disbursing Agent, and its affiliates, will use their best efforts to obtain the consent of third parties to disclose confidential financial records to Participants, with the understanding that Participants may be required to sign a nondisclosure agreement. For financial records which are considered commercially sensitive to (an) affiliate(s) of the Disbursing Agent, upon the request of one or more Participants, such affiliate shall allow for their review by an independent third party, selected by the parties involved (other than the Disbursing Agent and its affiliates) and acceptable to the Disbursing Agent (provided that the Disbursing Agent may not unreasonably withhold its acceptance) to determine, using an informal, simplified procedure, whether the financial records in question are commercially sensitive. In any event, if reasonable under the circumstances, the Disbursing Agent may require a Participant to sign a nondisclosure agreement covering financial records that it considers commercially sensitive.

     Review of financial records at the offices of the Disbursing Agent, or its affiliate companies, shall occur at reasonable times during normal business hours, and shall be arranged in advance among the involved parties. The Participants shall use reasonable efforts to avoid disrupting the business operations of the Disbursing Agent or its affiliates.

     The Disbursing Agent shall coordinate and facilitate the dissemination of financial records between Seabrook Station and the Executive Committee and/or the Participants.

     Subject to the limitations set forth elsewhere in this Section 2.9, any financial records relating to the project shall be provided to any Participant requesting them, with the understanding that the Participant may be required to pay for the cost of providing them in the circumstances described in Section 2.13.

     Without limiting the generality of this Section 2.9, any Participant or the Executive Committee may request an audit of the accounts and records of the Disbursing Agent, at its offices, at reasonable times, by an independent certified accountant or other representative of the Participant requesting the audit; provided that, absent extraordinary circumstances, subject to the rights of the Participants under Section 18 (Arbitration) of the Managing Agent Operating Agreement, a full-scope audit shall not be performed at the request of the Executive Committee or one or more Participants not affiliated with the Disbursing Agent more frequently than once each year. If an audit is represented by the Executive Committee, the costs thereof shall be borne by all Participants in proportion to their Ownership Shares. If an audit is requested by one or more, but less than all, of the Participants, the costs thereof shall be borne by the Participant(s) making such request. If an audit is performed in connection with an arbitration proceeding, the costs of the audit shall be allocated among the Participants in accordance with the decision of the arbitrator.

     2.10 Payments. All services rendered by the Disbursing Agent, or its affiliates, under this Agreement shall be at actual cost thereof, fairly and equitably allocated and calculated, all consistent with the requirements of the Act and the rules and regulations and orders thereunder. Direct charges will be made for services where a direct allocation of cost is possible. Charges not directly assignable shall be determined and allocated on a reasonable and equitable basis in accordance with the Act and as approved by the Executive Committee, which approval shall not be unreasonably withheld. The Disbursing Agent shall obtain Executive Committee approval, which approval shall not be unreasonably withheld, of the methodology utilized, as well as changes thereto, for allocating costs to Seabrook Station prior to the implementation of such methodology. Such allocation methods will be appropriately documented and available for review by the Participants upon request. Without limiting the generality of the foregoing, allocable costs include executive salaries and fringe benefits paid by the Disbursing Agent, the insurance expenses incurred by the Disbursing Agent and other general overhead expenses incurred by the Disbursing Agent. The Disbursing Agent shall keep complete and accurate accounts of all receipts and expenditures hereunder in accordance with the rules and regulations of the Securities and Exchange Commission and the Uniform System of Accounts prescribed for Public Utilities and Licensees, subject to the provisions of the Federal Power Act as amended from time to time (or such similar accounts as may hereafter become appropriate) (hereinafter the "Uniform System of Accounts").

     2.11 Consultants. The Executive Committee is authorized to engage such consultants as it sees fit to assist it in carrying out its function under this Agreement and shall bill each Participant on a monthly basis for the cost thereof based upon each such Participant's pro rata Ownership Share of such costs. Each Participant will pay its pro rata share of such bills and shall only be liable for such pro rata share.

     2.12 Reports. This Agreement shall not affect the obligations of the Project Manager to provide accounting reports to the other Participants pursuant to the Joint Ownership Agreement or the Managing Agent Operating Agreement.

     2.13 Technical Assistance. Upon request, the Disbursing Agent shall assist the Participants in regulatory proceedings and other contested matters relative to the Plant, including the provision of witnesses and of current and accurate data on a timely basis.

     Information, including witness support, that will require a substantial commitment of time or a substantial effort to assemble or develop, and is neither a) required by a substantial number of Participants, nor b) requested by the Executive Committee, shall be paid for by the Participant(s) requesting such information. The Disbursing Agent, in consultation with the Executive Committee, shall develop a reasonable standard by which it will determine how and when a Participant is to be charged for information requested.

     2.14 NAESCO Covenant re Escrowed Funds. NAESCO agrees and stipulates that neither it nor any of its creditors shall have any interest in the bank accounts, the investment pool accounts, or in monies deposited therein or credits applied thereto, and that the bank accounts and investment pool accounts have been created and are being held in escrow solely for the vendors whose bills have been certified for payment pursuant to Paragraph 2.4 above, subject to the terms of, and to maintaining and disbursing funds in the bank accounts in accordance with, this Agreement.

     2.15 PSNH/MMWEC Settlement. Notwithstanding any other provision of this Agreement to the contrary, on and after August 1, 1989, and in order to give effect thereto:

     (a) MMWEC shall have no liability for payment or repayment to NAESCO of any amounts applied by NAESCO for MMWEC Project Costs from funds held by NAESCO for MMWEC's account since June 1, 1988 (including payment or refunding any of the prefunded amounts drawn down by MMWEC from June 1, 1988 through July 28, 1988);

     (b) MMWEC shall have no liability to pay any interest or penalties with respect to the aforesaid application of funds by NAESCO or with respect to MMWEC's nonpayment of MMWEC Project Costs;

     (c) PSNH shall not incur any additional obligations or liability as a result of making payments required under Paragraphs 1 and 6 of the Memorandum of Understanding of November 4, 1988 between PSNH and MMWEC, except for the additional liability that PSNH assumes with respect to the obligations of MMWEC under Paragraphs 23.10 and 23.11 of the Joint Ownership Agreement, as amended, and only to the extent specifically provided therein; and

     (d) MMWEC shall not be liable for any payment which PSNH is to make under Paragraphs 23.10 and 23.11 of the Joint Ownership Agreement, as amended, whether or not PSNH makes such payment.

     2.16 Further Amendment. The provisions of this Agreement not specifically amended by the Sixth Amendment, including without limitation the provisions of Section 5.1, shall be deemed to have been modified, without the necessity of further formal amendment, as may be necessary to given effect to the provisions of Paragraphs 23.10 and 23.11 of the Joint Ownership Agreement with respect to payments to be made by PSNH thereunder which MMWEC but for said Amendment would have been obligated to make.

     2.17 No Setoff. The Participants' obligation to make payments to NAESCO hereunder is absolute and unconditional and a Participant shall not be entitled to set off against the payments required to be made hereunder any amounts owed to it by NAESCO or any affiliate of NAESCO or by any other Participant or the amount of any claim by it against NAESCO or any affiliate of NAESCO or any other Participant.

     3.  Removal or Resignation of NAESCO and Appointment of Successor

     NAESCO may resign at any time by giving twenty-one (21) days' prior written notice thereof to each of the Participants. Such resignation shall become effective on the date specified in the notice, or upon the appointment of and acceptance by a successor, whichever is earlier. Upon agreement of Participants owning sixty-two percent (62%) or more of the Ownership Shares in the Seabrook Project, the Participants may at any time remove NAESCO without cause upon twenty-one (21) days' prior written notice to NAESCO, and with cause upon seven (7) days' prior written notice to NAESCO. Such removal shall become effective on the date specified in the notice. In the event of resignation or removal, NAESCO shall be entitled to compensation under Paragraph 2.10 of this Agreement until the effective date of such resignation or removal. In the event NAESCO resigns or is removed, the Participants shall use their best efforts to appoint a successor upon agreement of Participants owning sixty-two percent (62%) or more of the Participants' Ownership Shares in the Seabrook Project. Any successor agent shall execute an instrument accepting such appointment and shall thereupon become vested with and subject to all properties, rights, powers, and duties of NAESCO, as if originally named in the provisions hereof (including this Paragraph 3). NAESCO shall duly assign, transfer and deliver to the successor agent all records, property, and money held by it hereunder, provided that NAESCO may retain copies of such records.

     4.  Liability and Indemnification

     4.1 NAESCO. NAESCO shall not be responsible for the genuineness of any signature and may rely conclusively upon, and shall be protected in acting upon, any certificate, notice, request, consent, statement or other instrument believed by it in good faith to be duly authorized and properly made. The duties and obligations of NAESCO hereunder shall be governed solely by the provisions of this Agreement and Joint Ownership Agreement. For and in consideration of the fact that NAESCO is undertaking responsibility under this Agreement for and on behalf of the Participants without any compensation or charge other than recovery of its costs for such service, no Participant shall be entitled to recover from NAESCO or the directors, trustees, officers, employees, agents or affiliates of NAESCO (or the directors, trustees, officers, employees or agents of such affiliates) (collectively, "Protected Parties") any damages resulting from performance or nonperformance of its respective responsibilities hereunder or under the Joint Ownership Agreement, or for any damage to the Seabrook Project, any curtailment of power, or any other damages of any kind, including direct, incidental, consequential, special, indirect or punitive damages occurring during the course of the design, engineering, procurement, installation, construction, operation, maintenance, refueling or decommissioning of the Seabrook Project or otherwise arising out of the performance or nonperformance of this Agreement, unless such damages shall have resulted directly from the willful misconduct of NAESCO, or, to the extent legally attributable to NAESCO, directly from the willful misconduct of a Protected Party. Notwithstanding the above, no Participant shall be entitled to recover any such damages if such damages result from NAESCO's or a Protected Party's actions or omissions that have been expressly approved by the Executive Committee or by the Participants. All goods and services provided to the Seabrook Project by a Protected Party shall be under a written contract having the same limitation of liability as above; provided, however, that the same limitation of liability shall also apply even if goods and services are provided without a written contract. The provisions of this Section 4.1 shall apply notwithstanding any provision of this Agreement to the contrary and shall survive the expiration or termination of this Agreement. NAESCO shall not have any duty to use its own funds in carrying out its responsibilities under this Agreement.

     4.2  Executive Committee.  Notwithstanding the provisions of
Section 4.1 of this Agreement, neither the Executive Committee nor any member nor designee thereof, when acting in such capacity, nor any employer of any member or designee, nor any affiliate, agent or employee of such member, designee or employer, shall by virtue of its relationship to the Executive Committee or any Executive Committee member or designee acting in such capacity, be liable to any Party to this Agreement for claims for direct, incidental, indirect, consequential or other damages of any nature, including, but not limited to, damages for loss of anticipated profits, loss of use of revenue, loss by reason of construction shutdown or interruption, and cost of capital, connected with or resulting from the performance of this Agreement by the Executive Committee or by any member or designee thereof or by any employee of any member or designee or any affiliate, agent or employee of such member, designee or employer, except in the event of willful misconduct. In addition, the Participants, severally (and not jointly or jointly and severally), in accordance with their respective pro rata shares as specified in Paragraph 5.1, agree to defend, indemnify and hold the Executive Committee, each member and designee thereof and each of the other persons or entities referred to in the preceding sentence, harmless against all losses, claims, expenses (including reasonable counsel fees) and liabilities, not resulting from his or their willful misconduct, which may be asserted, imposed, or incurred in connection with the performance of his or its responsibilities hereunder, including any litigation arising from the foregoing.

     5.  Miscellaneous

     5.1 Liability of Participants. All obligations of the Participants hereunder are pro rata and several (not joint or joint and several) and, with respect to each Participant, limited to the proportion of such Participant's Ownership Share in the Seabrook Project to the total of all Ownership Shares in the Seabrook Project (called a "pro rata share" in the Agreement). As of the date of execution of this Agreement, the pro rata share of each Participant is as follows:

Public Service Company of New Hampshire              35.56942%
The United Illuminating Company                      17.50000%
Canal Electric Company                                3.52317%
The Connecticut Light and Power Company               4.05985%
Hudson Light and Power Department                     0.07737%
Massachusetts Municipal Wholesale
  Electric Co.                                       11.59340%
Montaup Electric Company                              2.89989%
New England Power Company                             9.95766%
New Hampshire Electric Cooperative                    2.17391%
Taunton Municipal Lighting Plant                      0.10034%
Vermont Electric Generation &
  Transmission Cooperative, Inc.                      0.41259%
EUA Power Corporation                                12.13240%
                                                    100.00000%

The Executive Committee shall notify NAESCO promptly of any changes in each Participant's pro rata share. Every document delivered to any third party by NAESCO pursuant to this Agreement which may bear on the nature of the Participants' obligations hereunder shall specify such several (and not joint or joint and several) nature of the Participants' obligations.

     5.2 Unpaid Project Costs. Without limiting the generality of Paragraph 5.6, nothing in this Agreement shall constitute or be construed as a waiver or limitation on the enforceability of, or an election of remedies with respect to, the rights of the Participants other than PSNH to recover PSNH's unpaid share of Project Costs, if any, or its share of interim care and protection costs paid by other Participants pursuant to the Interim Agreement or to enforce other claims (whether now existing or arising in the future) against PSNH.

     5.3 Governing Law. This Agreement is made under and shall be governed by, and construed in accordance with, the laws of the State of New Hampshire.

     5.4 Severability. In the event that any clause or provision of this Agreement, or any part thereof, shall be declared invalid or unenforceable by any regulatory body or court having jurisdiction, such invalidity or unenforceability shall not affect the validity of the remaining portions of this Agreement.

     5.5 Survival. All provisions of this Agreement providing for limitation of or protection against liability shall apply to the full extent permitted by law and shall survive termination of this Agreement.

     5.6 Right of Vendors. This Agreement is not intended, and shall not be construed, to create or acknowledge any rights in favor of persons who or entities that are not parties to this Agreement, except for rights of vendors whose bills have been certified for payment pursuant to Paragraph 2.4, subject to the terms of, and to maintaining and disbursing the bank accounts and investment pool accounts in accordance with, this Agreement. Anything in this Agreement to the contrary notwithstanding, the Participants agree that this Agreement is made without prejudice to, and does not constitute a waiver of, or election of remedies with respect to, or limitation on the enforceability of, any rights or claims which any Party or Participant may now have or in the future have against any other Party or Participant.

     5.7 Corporate Acts. This Agreement is the act and obligation of the Parties hereto in their corporate capacities.

     5.8 Effectiveness. The Seventh Amendment hereto shall become effective upon execution by NAESCO and by Participants owning ninety-five percent (95%) or more of the Ownership Shares in the Seabrook Project, and upon its effectiveness, all Participants shall be, and be deemed to be, Parties to this Agreement as amended by the Seventh Amendment.FOOTNOTE 1

     5.9 Counterparts. Any number of counterparts of this Agreement may be executed and each shall have the same force and effect as the original.

     5.10 Amendments. Upon the Seventh Amendment becoming effective, this Agreement may thereafter be amended or modified by an instrument executed by Participants owning fifty-one percent or more of the Ownership Shares in the Seabrook Project and by NAESCO; provided, however, that this Paragraph 5.10 and the definitions of "Projected Costs" and "Cost of Completion" in Paragraph 1.7 hereof, may be modified or amended only by

     FOOTNOTE 1    The Seventh Amendment hereto has received the required
Participant approval and become effective. The First Amendment to Seventh Amendment to and Restate Agreement for Seabrook Project Disbursing Agent shall become effective at the "Time of Effectiveness," defined as "the date of the closing of the transactions necessary to accomplish the transfer of responsibility for the management, operation, and maintenance of Seabrook from the New Hampshire Yankee Division of Public Service Company of New Hampshire to NAESCO."

consent of Participants owning ninety-five percent or more of the Ownership Shares in the Seabrook Project and NAESCO, and provided further that any amendment to this Agreement which would have the effect of modifying the terms of the Joint Ownership Agreement shall not become effective unless approved as provided in Article 29 of the Joint Ownership Agreement.

     5.11 Notices. Unless otherwise provided herein, notices and other communications required or permitted to be given or made under terms of this Agreement shall be in writing, and shall be deemed to have been duly made or given when delivered personally or when made or given by telex, telegraph or telecopier, prepaid, at, in the case of each Participant such address and to the attention of the chief executive officer or such other person as may be designated from time to time by a Participant in accordance with the Joint Ownership Agreement; and, in the case of NAESCO, to North Atlantic Energy Service Corporation, 107 Selden Street, Berlin, Connecticut 06037, Attention Treasurer, or to such other address or to the attention of such other person as NAESCO may from time to time designate by notice in writing to each Participant.

     5.12 Contracts with Affiliates. NAESCO may retain or appoint a service company or agent (which service company or agent shall be affiliated with NAESCO) to act on its behalf and perform the responsibilities and assume the duties of the Disbursing Agent hereunder and under the Joint Ownership Agreement, so long as such appointment is consistent with the terms of the Operating License and the rules and regulation of the NRC. No such retention or appointment shall become effective unless the agreement(s) between NAESCO land such service company or agent(s) has been approved by at least three or more unaffiliated Participants, owning collectively 60 percent or more of the Ownership Shares. Participants shall not withhold their approval of any such agreement if it is fair and equitable to all affected parties. Any service company or agent(s) which perform services under this section shall, unless the Executive Committee otherwise directs, submit bills for such services to NAESCO, and NAESCO shall in turn bill the Participants for such services.

     5.13 Termination. This Agreement shall be subject to termination and shall terminate, without any action by NAESCO or the Participants, to the extent and from the time that performance may conflict with the Public Utility Holding Company Act of 1935 or with any rule, regulation, or order of the Securities and Exchange Commission before or after the making hereof.

     IN WITNESS WHEREOF, each of the undersigned has cause this Agreement to be duly signed by an authorized officer and attested (or such signature by an authorized officer to be attested to by a witness) on the date indicated by as of the date first above written.

CANAL ELECTRIC COMPANY

BY

Title:

THE CONNECTICUT LIGHT AND
POWER COMPANY

By

Title:

EUA POWER CORPORATION

By

Title:

HUDSON LIGHT & POWER DEPARTMENT

By

Title:

MASSACHUSETTS MUNICIPAL
WHOLESALE ELECTRIC COMPANY

By

Title:

MONTAUP ELECTRIC COMPANY

By

Title:

NEW ENGLAND POWER COMPANY

By

Title:

NEW HAMPSHIRE ELECTRIC COOPERATIVE

By

Title:

PUBLIC SERVICE COMPANY OF NEW
HAMPSHIRE

By

Title:

TAUNTON MUNICIPAL LIGHTING PLANT

By

Title:

THE UNITED ILLUMINATING COMPANY

By

Title:

VERMONT ELECTRIC GENERATION AND
TRANSMISSION COOPERATIVE, INC.

By

Title:

NORTH ATLANTIC ENERGY SERVICE
CORPORATION

By

Title: